Exhibit E

Execution Version

NOTE PURCHASE AGREEMENT

by and among

SILVER LAKE ALPINE, L.P.

and

SARGAS INVESTMENT PTE. LTD.

Dated as of September 14, 2018

i

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 14, 2018, is by and among (i) Silver Lake Alpine, L.P., a Delaware limited partnership (together with its successors and permitted assigns, the “Seller”) and (ii) Sargas Investment Pte. Ltd., a Singapore private company limited by shares (together with its successors and permitted assigns, the “Purchaser”). Capitalized terms not otherwise defined where used shall have the meanings ascribed thereto in Article I.

WHEREAS, pursuant to that certain Investment Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Investment Agreement”), by and among the Seller, AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), and the other parties thereto, it is contemplated that, among other things, the Seller and/or one or more of its Affiliates shall purchase from the Company, and the Company shall issue and sell to the Seller and/or one or more of its Affiliates, $600,000,000 aggregate principal amount of the Company’s 2.95% Convertible Notes due 2024 (referred to herein as the “Note” or the “Notes”) in the form attached to the Indenture and to be issued in accordance with the terms and conditions of the Indenture and the Investment Agreement;

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to transfer and sell to the Purchaser, a portion of the Notes in the aggregate principal amount set forth on Schedule 1 attached hereto (referred to herein as the “Purchased Note” or the “Purchased Notes”) on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, concurrently with the execution hereof, the Purchaser and the Seller are entering into, effective as of the Closing (as defined herein), an assignment and joinder agreement in the form attached hereto as Exhibit A (the “Investment Agreement Joinder”), pursuant to which, among other things, the Seller shall transfer and assign to the Purchaser, and the Purchaser shall accept and assume from the Seller, certain of the Seller’s rights and obligations under the Investment Agreement solely with respect to the Purchased Notes.

NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01.    Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” shall mean, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person. Notwithstanding the foregoing, (i) the Company and the Company’s Subsidiaries shall not be considered Affiliates of the Purchaser or the Seller or any of their respective Affiliates and (ii) no portfolio company of any Affiliate of Silver Lake Group, L.L.C. that serves as general partner of, or manages or advises, any investment fund or other investment entity Affiliated with Silver Lake Group, L.L.C., the Seller or their respective Affiliates shall be deemed an Affiliate of the Seller and its other Affiliates so long as such portfolio company (x) has not been directed, encouraged, instructed, assisted, advised or supported by, or coordinated with, the Seller or any of its Affiliates in carrying out any act prohibited by this Agreement, and (y) is not a member of a group (as such term is defined in Section 13(d)(3) of the Exchange Act) with either the Seller or any of its Affiliates with respect to any securities of the Company. As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the preamble hereto.

“Beneficially Own”, “Beneficially Owned”, “Beneficial Ownership” or “Beneficial Owner” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a person shall be deemed to be the Beneficial Owner of a security if that person has the right to acquire beneficial ownership of such security at any time.

“Board of Directors” shall mean the board of directors of the Company.

“Business Day” shall mean any day, other than a Saturday, Sunday or a day on which banking institutions in The City of New York, New York or San Francisco, California are authorized or obligated by law or executive order to remain closed.

“Class A Common Stock” shall mean the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” shall mean the Class B common stock, par value $0.01 per share, of the Company.

“Closing” shall have the meaning set forth in Section 2.02(a).

“Closing Date” shall have the meaning set forth in Section 2.02(a).

“Company” shall have the meaning set forth in the recitals hereto.

“Company Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Competition Laws” shall mean the HSR Act (and any similar law enforced by any Governmental Entity regarding pre-acquisition notifications for the purpose of competition reviews), the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and all other federal, state, foreign, multinational or supranational antitrust, competition or trade regulation statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition or effectuating foreign investment.

“Delayed Holder” shall have the meaning set forth in Section 4.03(i).

“Enforceability Exceptions” shall have the meaning set forth in Section 3.01(b)(i).

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Governmental Entity” shall mean any court, arbitrator, arbitration panel or similar judicial body or any administrative agency or commission, government or governmental body, agency, department, commission, board, bureau, authority or instrumentality, whether federal, state, local, foreign, multi-national, supra-national, national or regional, or any self-regulatory organization or authority, including, without limitation, the Committee on Foreign Investment in the United States.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indenture” shall mean the Indenture as defined in the Investment Agreement.

“Investment Agreement” shall have the meaning set forth in the recitals hereto.

“Investment Agreement Joinder” shall have the meaning set forth in the recitals hereto.

“Joinder” shall mean, with respect to any Person permitted to sign such document in accordance with the terms hereof, a joinder executed and delivered by such Person, providing such Person to have all or a portion of the rights and obligations of a Purchaser under this Agreement, in the form and substance substantially as attached hereto as Exhibit B or such other form as may be agreed to by the Seller and the Purchaser.

“Note” or “Notes” shall have the meaning set forth in the recitals hereto.

“Person” or “person” shall mean an individual, corporation, limited liability or unlimited liability company, association, partnership, trust, estate, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof, or other entity of any kind or nature.

“Purchase Price” shall have the meaning set forth in Section 2.01.

“Purchased Note” or “Purchased Notes” shall have the meaning set forth in the recitals hereto.

“Purchaser” shall have the meaning set forth in the preamble hereto.

“Registered Transfer” shall mean any Transfer of Subject Securities (a) pursuant to a registration statement under the Securities Act or (b) without registration under the Securities Act pursuant to the exemptions provided by Rule 144 or Rule 144A (or any successor provisions) under the Securities Act.

“Registrable Securities” shall mean Registrable Securities as defined in the Investment Agreement.

“Regulatory Conditions” shall mean any necessary registrations, declarations, notices or filings with, any consents, waivers or approvals of, and any waiting periods imposed by, any Governmental Entity, including without limitation under any Competition Law.

“Restricted Period” shall mean the period commencing on the Closing Date and ending on the date upon which the Seller and its Affiliates cease to Beneficially Own any Subject Securities.

“Rule 144” shall mean Rule 144 promulgated by the SEC pursuant to the Securities Act, as such rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” shall have the meaning set forth in the preamble hereto.

“Subject Securities” shall mean any (i) Notes; (ii) shares of Class A Common Stock issuable or issued upon conversion of the Notes; (iii) Additional Securities (as defined in the Investment Agreement) purchased or otherwise acquired in connection with an Additional Investment (as defined in the Investment Agreement) in accordance with the terms of this Agreement and the Investment Agreement; and (iv) securities issued as (or issuable upon the conversion, exercise or exchange of any warrant, right or other security that is issued as) a dividend, stock split, combination or any reclassification, recapitalization, merger, consolidation, exchange or any other distribution or reorganization with respect to, or in exchange for, or in replacement of, the securities referenced in clause (i), (ii) or (iii) (without giving effect to any election by the Company regarding settlement options upon conversion) above or this clause (iv).

“Subsidiary” shall mean, with respect to any Person, (a) any other Person of which fifty percent (50%) or more of the shares of the voting securities or other voting interests are owned or controlled, or the ability to select or elect fifty percent (50%) or more of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries, or by such first Person, or by such first Person and one or more of its Subsidiaries, or (b) any other Person of which such Person or any Subsidiary of such Person is a managing member or general partner.

“Tax” or “Taxes” shall mean all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value-added, and other taxes imposed by a Governmental Entity, together with all interest, penalties and additions to tax imposed with respect thereto.

“Transfer” shall mean any direct or indirect transfer, assignment, sale, offer to sell, pledge, mortgage, hypothecation, encumbrance, disposition of, or any other like transfer or encumbrance of, any Subject Securities (or any direct or indirect interest therein), or any agreement with respect to any of the foregoing.

“Voting Securities” shall have the meaning set forth in Section 4.06(a).

Section 1.02.    General Interpretive Principles. Whenever used in this Agreement, except as otherwise expressly provided or unless the context otherwise requires, any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders. The name assigned to this Agreement and the section captions used herein are for convenience of reference only and shall not be construed to affect the meaning, construction or effect hereof. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Unless otherwise specified, the terms “hereto,” “hereof,” “herein” and similar terms refer to this Agreement as a whole (including the exhibits, schedules and disclosure statements hereto), and references herein to Articles or Sections refer to Articles or Sections of this Agreement.

ARTICLE II

SALE AND PURCHASE OF THE NOTES

Section 2.01.    Sale and Purchase of the Notes. Subject to the terms and conditions of this Agreement, at the Closing the Seller shall sell and transfer to the Purchaser, and the Purchaser shall purchase and acquire from the Seller, the Purchased Notes in the aggregate principal amount set forth on Schedule 1 attached hereto under the heading “Purchased Notes Principal Amount” for the cash purchase price of 100% of the principal amount thereof (such amount, the “Purchase Price”). At the Closing Date, the Purchaser shall cause a wire transfer to be made to the account set forth on Schedule 2 attached hereto of immediately available funds in cash in U.S. dollars in an amount equal to the Purchase Price in exchange for the Purchased Notes.

Section 2.02.    Closing.

(a)    The closing (the “Closing”) of the purchase and sale of the Purchased Notes hereunder shall take place (i) at the offices of Simpson Thacher & Bartlett LLP located at 425 Lexington Avenue, New York New York 10017 immediately following the Closing (as defined in the Investment Agreement) (the “Investment Closing”) subject to the prior satisfaction or waiver (if permissible under applicable law) of all of the conditions precedent set forth in Sections 2.02(c) and (d) (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) or (ii) at such other place, time and/or date as may be mutually agreed upon in writing by the Seller and the Purchaser (the date on which the Closing actually occurs, the “Closing Date”).

(b)    To effect the purchase and sale of the Purchased Notes, upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Seller shall deliver, or cause to be delivered, to the Purchaser the Purchased Notes registered in the name of the Purchaser, against payment in full by or on behalf of the Purchaser of the Purchase Price for the Purchased Notes.

(c)    The obligations of the Purchaser to purchase the Purchased Notes are subject to the satisfaction or waiver of the following conditions as of the Closing:

(i)    the Investment Closing shall have occurred;

(ii)    the representations and warranties of the Company set forth in Section 3.01(h)(ii) of the Investment Agreement shall be true and correct on and as of the Closing Date; and

(iii)    The Seller shall have delivered a certificate satisfying the requirements of Treasury Regulation Section 1.1445-2(b)(2) and (if applicable) Code Section 1446(f)(2) (in a form reasonably satisfactory to the Purchaser) and an IRS Form W-9 (or applicable successor form).

(d)    The obligations of the Seller to sell the Purchased Notes to the Purchaser are subject to the satisfaction or waiver of the following condition as of the Closing: the Investment Closing shall have occurred.

Section 2.03.    Termination. If the Investment Agreement is terminated in accordance with its terms prior to the Investment Closing, this Agreement shall automatically terminate and be of no further force and effect, and each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination; provided, that no such termination shall relieve any party hereto of liability for any breach or default under this Agreement prior to such termination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01.    Representations and Warranties of the Seller. The Seller represents and warrants to the Purchaser, as of the date hereof and as of the Closing Date, as follows:

(a)    Organization; Ownership. The Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and has all requisite limited partnership power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)    Authorization; No Conflicts.

(i)    The Seller has full limited partnership power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited partnership action on behalf of the Seller. No other proceedings on the part of the Seller are necessary to authorize the execution, delivery and performance by the Seller of this Agreement and consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Seller. Assuming this Agreement constitutes the valid and binding obligation of the Purchaser, this Agreement is a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, subject to the limitation of such enforcement by (A) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to creditors’ rights generally or (B) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law (the “Enforceability Exceptions”).

(ii)    The execution, delivery and performance of this Agreement by the Seller, the consummation by the Seller of the transactions contemplated hereby and the compliance by the Seller with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Seller’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Seller or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Seller or any of its Subsidiaries, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the transactions contemplated hereby by the Seller.

(c)    Title. The Seller has good and valid title to the Purchased Note, and the Seller and its Affiliates have not placed any mortgage, pledge, hypothecation, rights of others, claim, security interest, encumbrance, title defect, title retention agreement, voting trust agreement, interest, option, lien, charge or similar restrictions or limitations, including, without limitation, any restriction on the right to vote, sell or otherwise dispose of the Purchased Note, in each case, other than any such items or other restrictions set forth in the Investment Agreement.

(d)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of the Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby, except for any required filings or approvals under the HSR Act or any Competition Laws in connection with the issuance of shares of Class A Common Stock upon the conversion of the Notes and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the transactions contemplated hereby by the Seller.

(e)    Brokers and Finders. The Seller has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser or any of its Affiliates would be required to pay.

(f)    No Additional Representations.

(i)    The Seller acknowledges that the Purchaser makes no representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.02, and the Seller has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.02.

(ii)    The Seller acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.02, (i) no person has been authorized by the Purchaser to make any representation or warranty relating to the Purchaser or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Seller as having been authorized by the Purchaser, and (ii) any materials or information provided or addressed to the Seller or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Purchaser unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.02.

Section 3.02.    Representations and Warranties of the Purchaser. The Purchaser represents and warrants to the Seller, as of the date hereof and as of the Closing Date, as follows:

(a)    Organization; Ownership. The Purchaser is a Singapore private company limited by shares, duly organized, validly existing and in good standing under the laws of Singapore and has all requisite corporate or other applicable power and authority to own, operate and lease its properties and to carry on its business as it is being conducted on the date of this Agreement.

(b)    Authorization; Sufficient Funds; No Conflicts.

(i)    The Purchaser has full corporate or other applicable power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other applicable action on behalf of the Purchaser. No other proceedings on the part of the Purchaser are necessary to authorize the execution, delivery and performance by the Purchaser of this Agreement and consummation of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Purchaser. Assuming this Agreement constitutes the valid and binding obligation of the Seller, this Agreement is a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, subject to the limitation of such enforcement by the Enforceability Exceptions.

(ii)    As of the date hereof, the Purchaser has binding commitments with respect to funds in excess of the Purchase Price and, at and immediately prior to the Closing, the Purchaser will have cash in U.S. dollars in immediately available funds in excess of the Purchase Price.

(iii)    The execution, delivery and performance of this Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby and the compliance by the Purchaser with any of the provisions hereof and thereof will not conflict with, violate or result in a breach of any provision of, or constitute a default under, or result in the termination of or accelerate the performance required by, or result in a right of termination or acceleration under, (A) any provision of the Purchaser’s organizational documents, (B) any mortgage, note, indenture, deed of trust, lease, license, loan agreement or other agreement binding upon the Purchaser or (C) any permit, government license, judgment, order, decree, ruling, injunction, statute, law, ordinance, rule or regulation applicable to the Purchaser or any of its Affiliates, other than in the cases of clauses (B) and (C) as would not reasonably be expected to materially and adversely affect or delay the consummation of the transactions contemplated hereby by the Purchaser.

(c)    Consents and Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, or exemption or review by, any Governmental Entity is required on the part of the Purchaser in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby, except for any required filings or approvals under the HSR Act or any Competition Laws in connection with the issuance of shares of Class A Common Stock upon the conversion of the Purchased Notes and any consent, approval, order, authorization, registration, declaration, filing, exemption or review the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to adversely affect or delay the consummation of the transactions contemplated hereby by the Purchaser.

(d)    Securities Act Representations.

(i)    The Purchaser is an accredited investor (as defined in Rule 501 of the Securities Act) and is aware that the sale of the Purchased Notes is being made in reliance on a private placement exemption from registration under the Securities Act. The Purchaser is acquiring the Purchased Notes (and any shares of Class A Common Stock issuable upon conversion of the Purchased Notes) for its own account, and not with a view toward, or for sale in connection with, any distribution thereof in violation of any federal or state securities or “blue sky” law, or with any present intention of distributing or selling such Purchased Notes (or any shares of Class A Common Stock issuable upon conversion of the Purchased Notes) in violation of the Securities Act. The Purchaser has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in such Purchased Notes (and any shares of Class A Common Stock issuable upon conversion of the Purchased Notes) and is capable of bearing the economic risks of such investment. The Purchaser has been provided a reasonable opportunity to undertake and has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement.

(ii)    Neither the Purchaser nor any of its Affiliates is acting in concert, and neither the Purchaser nor any of its Affiliates has any agreement or understanding, with any Person that is not an Affiliate of the Purchaser, and is not otherwise a member of a “group” (as such term is used in Section 13(d)(3) of the Exchange Act), with respect to the Company or its securities, in each case, other than in connection with this Agreement and the transactions contemplated hereby or with respect to any bona fide loan from one or more financial institutions.

(e)    Brokers and Finders. The Purchaser has not retained, utilized or been represented by, or otherwise become obligated to, any broker, placement agent, financial advisor or finder in connection with the transactions contemplated by this Agreement whose fees the Company or the Seller or any of their respective Affiliates would be required to pay.

(f)    Ownership of Shares. None of the Purchaser or its Affiliates Beneficially Own any shares of Company Common Stock (without giving effect to the issuance of the Purchased Notes hereunder).

(g)    No Additional Representations.

(i)    The Purchaser acknowledges that the Seller does not make any representation or warranty as to any matter whatsoever except as expressly set forth in Section 3.01, and specifically (but without limiting the generality of the foregoing), that, except as expressly set forth in Section 3.01, and the Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01. The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01, no person has been authorized by the Seller to make any representation or warranty relating to itself or its Affiliates or their respective business, financial condition, results of operations, prospects or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchaser as having been authorized by the Seller.

(ii)    The Purchaser acknowledges that none of the Seller, any of its Affiliates or any of their respective directors, officers, employees, agents, advisors or other representatives makes or has made any representation or warranty with respect to (A) any matters relating to the Company, its Subsidiaries or their respective or combined business, financial condition, results of operations, prospects or otherwise, (B) any projections, estimates or budgets delivered or made available to the Purchaser (or any of its Affiliates, officers, directors, employees or other representatives) of future revenues, results of operations (or any component thereof), cash flows or financial condition (or any component thereof) of the Company and its Subsidiaries or (C) the future business and operations of the Company and its Subsidiaries, and the Purchaser has not relied on or been induced by such information or any other representations or warranties (whether express or implied or made orally or in writing) not expressly set forth in Section 3.01.

(iii)    The Purchaser has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and acknowledges the Purchaser has been provided with sufficient access for such purposes. The Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Section 3.01, (i) no person has been authorized by the Seller to make any representation or warranty relating to the Company, its Subsidiaries or their respective or combined business, financial condition, results of operations, prospects or otherwise in connection with the transactions contemplated hereby, and if made, such representation or warranty must not be relied upon by the Purchaser as having been authorized by the Seller, and (ii) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to the Purchaser or any of its Affiliates or representatives are not and shall not be deemed to be or include representations or warranties of the Seller unless any such materials or information are the subject of any express representation or warranty set forth in Section 3.01.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.01.    Taking of Necessary Action. Each of the parties hereto agrees to use its reasonable efforts promptly to take or cause to be taken all action, and promptly to do or cause to be done all things necessary, proper or advisable, in each case, under applicable laws and regulations (other than waive such party’s rights hereunder) to consummate and make effective the sale and purchase of the Purchased Notes hereunder, subject to the terms and conditions hereof and compliance with applicable law. In case at any time before or after the Closing any further action is necessary or desirable under applicable laws or regulations to carry out the purposes of the sale and purchase of the Purchased Notes, the proper officers, managers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by, and at the sole expense of, the requesting party.

Section 4.02.    Transfer Restrictions.

(a)    During the Restricted Period, the Purchaser shall not, without the Seller’s prior written consent, directly or indirectly, (x) Transfer any Purchased Notes, any shares of

Class A Common Stock issuable or issued upon conversion of any of the Purchased Notes or any other Subject Securities, (y) effect or seek to effect, or enter into any contract or other arrangement or understanding with respect to, any conversion of any Purchased Notes into shares of Class A Common Stock or (z) enter into or engage in any hedge, swap, short sale, derivative transaction or other agreement or arrangement that Transfers to any third party, directly or indirectly, in whole or in part, any of the economic consequences of ownership of any Purchased Notes, any shares of Class A Common Stock issuable or issued upon conversion of any Purchased Notes or any other Subject Securities, other than, in each case, Permitted Purchaser Transfers.

(b)    “Permitted Purchaser Transfers” shall mean (i) any Transfer of any Subject Securities to any Permitted Purchaser Transferee (provided, that such Permitted Purchaser Transferee shall execute and deliver (1) to the Seller a Joinder and (2) to the Seller and the Company a joinder to the Investment Agreement substantially in the form of the Investment Agreement Joinder mutatis mutandis in connection therewith), (ii) Transfer and/or conversion of any Subject Securities that is made pursuant to and in accordance with Section 4.03 and (iii) Transfer and/or conversion of any Subject Securities that is made pursuant to and in accordance with Section 4.04. “Permitted Purchaser Transferee” shall mean any Affiliate of the Purchaser so long as the ultimate Beneficial Owner, directly or indirectly, of 100% of the economic and voting equity securities and equity interests in such Affiliate is also the same ultimate Beneficial Owner, directly or indirectly, of 100% of the economic and voting equity securities and equity interests in the Purchaser; provided, that any Transfer of the Purchased Notes to such Affiliate will result in the same ultimate beneficial ownership of the Subject Securities. Notwithstanding anything in this Agreement to the contrary, in the event that, at any time (A) any Permitted Purchaser Transfer is consummated by the Purchaser and any Permitted Purchaser Transferee, or between Permitted Purchaser Transferees, in reliance on clause (i) of the definition of Permitted Purchaser Transfers and (B) the applicable Permitted Purchaser Transferee that is the transferee of the Purchased Notes and/or shares of Class A Common Stock being transferred pursuant to such Permitted Purchaser Transfer ceases to be a Permitted Purchaser Transferee, the Purchaser and such transferee shall promptly cause such Purchased Notes and/or shares of Class A Common Stock to be Transferred (I) to the applicable transferor thereof pursuant to such Permitted Purchaser Transfer or (II) if such transferor is neither the Purchaser nor a Permitted Purchaser Transferee at such time, to the Purchaser.

Section 4.03.    Drag-Along Rights.

(a)    Generally. Subject to the provisions of this Section 4.03, if the Seller or any of its Affiliates proposes to (x) Transfer any Subject Securities and/or (y) effect or seek to effect, or enter into any contract or other arrangement or understanding with respect to, any conversion of any Notes into shares of Class A Common Stock, other than, in each case, a Permitted Seller Transfer (any such transaction pursuant to the foregoing clauses (x) or (y) is referred to herein as a “Drag-Along Conversion/Transfer”), the Seller shall give notice (a “Drag-Along Notice”) to the Purchaser, in each case, reasonably prior (given the applicable circumstances and, in the case of any proposed Registered Transfer, two (2) Business Days is hereby deemed to be reasonable) to the proposed consummation of a Drag-Along Conversion/Transfer that the Seller and/or any of its Affiliates desires to consummate a Drag-Along Conversion/Transfer and the Purchaser and all Permitted Purchaser Transferees, in each case, that hold or own any Subject Securities (the “Dragged Holders”) shall participate, in accordance with the provisions of this Section 4.03, in such Drag-Along Conversion/Transfer on the same terms and conditions as available to the Seller and its Affiliates, including making the same representations, warranties, covenants, indemnities and agreements as the Seller and its Affiliates agree to make in connection with the Drag-Along Conversion/Transfer. “Permitted Seller Transfers” shall mean any (i) Transfer of any Subject Securities to the Seller or one or more Affiliates of the Seller and (ii) (A) conversion and/or Transfer of any Subject Securities in connection with borrowings or guarantees by the Seller or any of its Affiliates (including to pay down the principal and/or interest due on any Permitted Loan (as defined in the Investment Agreement) or similar borrowing and/or to meet a margin call thereunder, whether or not in connection with a foreclosure), (B) any pledge to any lender of the Seller or any Affiliate thereof and (C) any exercise of remedies (including any foreclosure) by any such lender of any Subject Securities pledged as collateral by the Seller or any Affiliate thereof. The Dragged Holders shall bear and be charged with (and shall promptly reimburse the Seller or its Affiliates, as the case may be, to the extent that any of such third party fees, costs and expenses are paid by such entities) their respective pro rata portion (determined in accordance with their respective portions of the ownership of all Subject Securities held by the Dragged Holders and the Seller and its Affiliates, collectively, immediately prior to and without giving effect to such Drag-Along Conversion/Transfer) of all third party fees, costs and expenses incurred by the Seller and its Affiliates and their respective representatives in connection with any Drag-Along Conversion/Transfer (to the extent not otherwise borne by the other Person or Persons (if any) party to such Drag-Along Conversion/Transfer).

(b)    Drag-Along Notice. The Drag-Along Notice shall specify (i) in the case of any proposed Drag-Along Conversion/Transfer that is not a Registered Transfer, (w) the material terms and conditions of the proposed Drag-Along Conversion/Transfer, including, without limitation, the price and form of the consideration, if any, to be received by the Seller or its Affiliates in connection therewith (if applicable), (x) the identity of any other person or persons party to the Drag-Along Conversion/Transfer (if applicable), (y) the date of the anticipated completion of the proposed Drag-Along Conversion/Transfer (to the extent known) and (z) the action or actions of each Dragged Holder required in order to complete or facilitate such proposed Drag-Along Conversion/Transfer (including, as applicable, (A) the conversion of any Purchased Notes and/or sale of Subject Securities, (B) the voting of any Voting Securities in favor of any merger, consolidation or sale of assets, the release of claims against the Seller and its Affiliates and the Company, its Subsidiaries, the Board of Directors and all stockholders of the Company, and the waiver of any related appraisal, quasi-appraisal, dissenters’ or similar rights and (C) the execution and delivery of any security purchase, merger, asset purchase, recapitalization and/or other sale agreements, as applicable, in each case, to the same extent as the Seller and its Affiliates), and (ii) in the case of any proposed Drag-Along Conversion/Transfer that is a Registered Transfer, (x) that such Drag-Along Conversion/Transfer is a Registered Transfer, (y) the Seller’s or its Affiliates’ expectations with respect to the total number of Subject Securities to be included in such Registered Transfer and (z) the Seller’s or its Affiliates’ expectations with respect to the action or actions of each Dragged Holder required in order to complete or facilitate such proposed Drag-Along Conversion/Transfer (including, as applicable, (A) the conversion of any Purchased Notes and/or sale of Subject Securities, (B) the voting of any Voting Securities in favor of any transaction, the release of claims against the Seller and its Affiliates and the Company, its Subsidiaries, the Board of Directors and all

stockholders of the Company, and the waiver of any related appraisal, quasi-appraisal, dissenters’ or similar rights and (C) the execution and delivery of any underwriting, custody, power of attorney, lock-up and/or other agreements, as applicable, in each case, to the same extent as the Seller and its Affiliates). Upon receipt of such notice, each Dragged Holder shall be obligated to take the action or actions referred to in clause (i)(z) or clause (ii)(z), as applicable, of the immediately preceding sentence and such other action or actions requested by the Seller or its Affiliates after delivery of such notice. Notwithstanding the foregoing, (I) none of the Seller or its Affiliates or any Dragged Holder shall bear liability for representations, warranties, covenants, indemnities and agreements other than those made by such Person or the Company and (ii) all such representations, warranties, covenants, indemnities and agreements shall be made by the Seller and its Affiliates and each Dragged Holder severally and not jointly.

(c)    Partial Conversion and/or Transfer. If the Seller and its Affiliates are converting and/or Transferring less than all of the Subject Securities held by the Seller and its Affiliates, then each Dragged Holder shall convert and/or Transfer, as applicable, an aggregate number of Subject Securities held by it equal to the product of the following: (i) in the case of Subject Securities that are Purchased Notes, (x) the principal amount of Purchased Notes held by such Dragged Holder multiplied by (y) a fraction, the numerator of which is the aggregate principal amount of Notes being converted and/or Transferred by the Seller and its Affiliates and the denominator of which equals the aggregate principal amount of Notes held by the Seller and its Affiliates, or (ii) in the case of Subject Securities that are shares of Class A Common Stock or Additional Securities, (x) the number of shares of Class A Common Stock or Additional Securities, as applicable, held by such Dragged Holder multiplied by (y) a fraction, the numerator of which is the number of shares of Class A Common Stock or Additional Securities, as applicable, being Transferred by the Seller and its Affiliates and the denominator of which equals the aggregate number of shares of Class A Common Stock or Additional Securities, as applicable, held by the Seller and its Affiliates. Notwithstanding anything herein to the contrary, the amount of Subject Securities each Dragged Holder can sell in a sale pursuant to Rule 144 under this Section 4.03 shall be reduced by the amount of any Company securities sold by Purchaser’s Affiliates under Section 4.08(b) in the same Rule 144 measurement period, to the extent such other sales reduce the amount of Subject Securities that could be sold by Seller and its Affiliates and Purchaser and its Affiliates pursuant to Rule 144 in such measurement period.

(d)    Appointment of Attorney-In-Fact. Each Dragged Holder hereby constitutes and appoints the Seller (or its designated Affiliate), with full power of substitution, as such Dragged Holder’s true and lawful representative and attorney-in-fact, in such Dragged Holder’s name, place and stead, to execute and deliver any and all agreements that the Seller or such Affiliate reasonably believes are consistent with this Section 4.03, and the Seller or such Affiliate shall provide a copy of such agreements to such Dragged Holder within ten (10) Business Days of execution, provided, however, that failure to deliver such documents within such time period shall not impair or affect the validity of such agreements. The foregoing power of attorney is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, incapacity, bankruptcy or dissolution of any Dragged Holder.

(e)    Further Assurances. In connection with a Drag-Along Conversion/Transfer, each Dragged Holder shall take or cause to be taken all such actions as the Seller and its Affiliates deem to be reasonably necessary or desirable in order to consummate expeditiously such Drag-Along Conversion/Transfer pursuant to this Section 4.03, including (i) executing, acknowledging and delivering consents, assignments, releases, waivers and other agreements, documents or instruments (including, in the case of any Registered Transfer, any underwriting, custody, power of attorney, lock-up or other agreements), (ii) filing applications, reports, returns, filings and other documents or instruments with governmental authorities in accordance with the timing specified in the Drag-Along Conversion/Transfer and (iii) otherwise cooperating with the Seller and its Affiliates and the other party or parties (if any) to the Drag-Along Conversion/Transfer, in each case, to the same extent as the Seller and its Affiliates. Each of the Purchaser and the Permitted Purchaser Transferees acknowledges and agrees that in no event shall such person, and each such person irrevocably and unconditionally waives any and all right to, commence any lawsuit, litigation, legal proceeding, arbitration or other action of any kind and/or exercise any appraisal, quasi-appraisal, dissenters’ or similar rights in connection with any Drag-Along Conversion/Transfer effected in accordance with this Section 4.03 in all material respects.

(f)    Terms and Conditions. For the avoidance of doubt, subject to the final sentence of Section 4.03(b), the Seller and its Affiliates shall have the sole and exclusive right to determine the timing, manner, terms and conditions of the applicable Drag-Along Conversion/Transfer, including the price, escrows, holdbacks, restrictive covenants and ongoing obligations of the Seller and its Affiliates and the Dragged Holders and their respective Affiliates that may arise with respect thereto; provided, that, the Dragged Holders shall not be obligated to be subject to any non-competition or non-solicit covenants in connection with such Drag-Along Conversion/Transfer, give any indemnity in excess of the actual proceeds received (other than in respect of fundamental representations and warranties) or make any joint and several representations. Notwithstanding the delivery of any Drag-Along Notice, neither the Seller nor any of its Affiliates shall have any liability to the Purchaser or any of its Affiliates arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Drag-Along Conversion/Transfer, except to the extent the Seller or its Affiliates failed to comply with the provisions of this Section 4.03.

(g)    Securities as Consideration. Notwithstanding anything to the contrary in this Section 4.03, in the event that a Drag-Along Conversion/Transfer involves the Transfer of any Subject Securities and the consideration to be paid for such Subject Securities that are to be sold pursuant to such Drag-Along Conversion/Transfer includes any securities (other than shares of Class A Common Stock issued or issuable upon conversion of the Notes), (i) the Dragged Holders shall, promptly following a written request from the Seller or any of its Affiliates or any other party to such Drag-Along Conversion/Transfer, deliver to the Seller, such Affiliate and/or such Person a properly completed “accredited investor questionnaire” with respect to such Dragged Holder and any other evidence as reasonably necessary to establish that such Dragged Holder is an “accredited investor” as defined in Regulation D of the Securities Act and (ii) the Seller and its Affiliates may receive voting, governance and other similar rights that are not provided to the Purchaser and its Affiliates and that are not otherwise inconsistent with this Agreement and such right is not a violation of this Section 4.03.

(h)    Withdrawal. The Seller and its Affiliates shall have the right at any time prior to the consummation of a Drag-Along Conversion/Transfer to withdraw its delivery of any Drag-Along Notice under this Section 4.03 and terminate its pursuit of the Drag-Along Conversion/Transfer without any liability of the Seller or its Affiliates to the Purchaser or its Affiliates or any other Person.

(i)    Regulatory Delays. Notwithstanding anything herein to the contrary, in connection with a Drag-Along Conversion/Transfer, if any of Seller or its Affiliates or any Dragged Holder is subject to any Regulatory Conditions that in any way could reasonably be expected to delay the ability of the other parties to such Drag-Along Conversion/Transfer to consummate such Drag-Along Conversion/Transfer (any such person under this Section 4.03(i), a “Delayed Holder”), then such other parties shall, at the option of the Seller, (A) consummate such Drag-Along Conversion/Transfer following satisfaction of such Regulatory Conditions, (B) consummate such Drag-Along Conversion/Transfer in multiple steps whereby (x) such other parties may consummate their respective portions of such Drag-Along Conversion/Transfer without such Delayed Holder and (y) such Delayed Holder shall separately consummate its respective portion of such Drag-Along Conversion/Transfer subject to satisfaction of such Regulatory Conditions, or (C) consummate such Drag-Along Conversion/Transfer without such Delayed Holder and such Delayed Holder’s Subject Securities that otherwise would have been Transferred and/or converted in connection with such Drag-Along Conversion/Transfer shall no longer be deemed “Subject Securities” for purposes of Section 4.02 and this Section 4.03 and such Delayed Holder shall be released from its obligations pursuant to Section 4.02 and this Section 4.03 solely with respect to such Subject Securities. Notwithstanding the foregoing, in connection with any Drag-Along Conversion/Transfer, each of the Dragged Holders shall use its reasonable best efforts to cause any Regulatory Conditions to which such Dragged Holder is subject to be satisfied prior to the proposed date of consummation of such Drag-Along Conversion/Transfer as set forth in the Drag-Along Notice or as otherwise agreed among the Seller and any proposed transferees under such Drag-Along Conversion/Transfer or as promptly thereafter as possible.

Section 4.04.    Registration Rights. Notwithstanding anything herein or in the Investment Agreement to the contrary, the Purchaser may not exercise any rights pursuant to Article V of the Investment Agreement to include Registrable Securities by it in any registered offering other than pursuant to and in accordance with Section 4.03; provided, that, for the avoidance of doubt, the Purchaser may only take such action as directed by Seller or its Affiliates in accordance with Section 4.03. Without the prior written consent of the Seller, (x) the Purchaser shall not be an Initiating Holder (as defined in the Investment Agreement) with respect to any offering under Article V of the Investment Agreement, (y) the Purchaser will not otherwise request, or join in any request, to initiate any registration or offering of Registrable Securities pursuant to Article V of the Investment Agreement and (z) if the Purchaser elects to participate in an Underwritten Offering (as defined in the Investment Agreement), the Purchaser will join with the Seller or its permitted assignees as an Initiating Holder if requested by the Seller and will make such elections and take such actions under Article V of the Investment Agreement in its capacity as an Initiating Holder as the Seller shall direct. The Purchaser hereby grants the Seller a power of attorney to make such elections and take such actions referred to in the preceding sentence on behalf of and in the name of the Purchaser as the Seller shall so determine in its sole discretion.

Section 4.05.    Pass-Through Participation Rights. Notwithstanding anything herein to the contrary, if the Seller or any of its Affiliates is entitled to exercise any rights to purchase or otherwise acquire any Additional Securities (as defined in the Investment Agreement) in connection with an Additional Investment (as defined in the Investment Agreement) pursuant to Section 4.16 of the Investment Agreement, then, in each case, following the receipt by the Seller or its Affiliates of an Offer Notice (as defined in the Investment Agreement) the Seller shall provide (a) written notice to the Purchaser within two (2) Business Days following the receipt by the Seller or its Affiliates of an Offer Notice (as defined in the Investment Agreement), which notice shall state that the SL Securities Holder (as defined in the Indenture) or its Affiliates have received an Offer Notice and include a copy of the Offer Notice, and (b) written notice to the Purchaser (a “Pass-Through Offer Notice”) within five (5) Business Days following the receipt by the Seller or its Affiliates of an Offer Notice (as defined in the Investment Agreement), which Pass-Through Offer Notice shall include (i) the amount of such Additional Investment that the Seller and its Affiliates desire to purchase (which amount may be zero) (such amount, the “Elected Additional Investment Amount”) and (ii) an offer to the Purchaser to purchase up to its Pro Rata Share of the Elected Additional Investment Amount (which may be zero in the event that the Elected Additional Investment Amount is zero). The Purchaser may elect to purchase up to all of its Pro Rata Share of the Additional Securities included in the Elected Additional Investment Amount on the terms proposed in the Offer Notice. If the Purchaser elects to purchase all or a portion of such Pro Rata Share of such Elected Additional Investment Amount, the Purchaser shall deliver to the Seller within five (5) Business Days of its receipt of such Pass-Through Offer Notice a written notice stating the aggregate amount of the proposed Additional Investment that the Purchaser elects to purchase (the “Pass-Through Participation Notice”). If the Purchaser does not deliver a Pass-Through Participation Notice during such period (or if, prior to the expiration of such period, the Purchaser delivers to the Seller a written notice declining to participate in the Additional Investment specified in the Pass-Through Offer Notice), the Purchaser shall be deemed to have waived its right to participate in such Additional Investment under this Section 4.05 and the Seller and its Affiliates shall thereafter be free to deliver a Participation Notice (as defined in the Investment Agreement) pursuant to Section 4.16 of the Investment Agreement (which the Seller and its Affiliates may determine in their sole discretion) pursuant to which the Seller and/or one or more of its Affiliates elect to purchase all or a portion of the Elected Additional Investment Amount and the Seller and/or one or more of its Affiliates shall be free to purchase such proposed Additional Investment. If the Purchaser delivers a valid Pass-Through Participation Notice within the period specified in the third sentence of this Section 4.05 in accordance with this Section 4.05, then, in the event that the Seller and its Affiliates determine to deliver a Participation Notice for the Elected Additional Investment Amount (which the Seller and its Affiliates may determine in their sole discretion), the Seller or its Affiliates shall, promptly following such delivery of a Participation Notice, assign and/or designate to the Purchaser the participation rights in Section 4.16 of the Investment Agreement with respect to the amount specified in such Pass-Through Participation Notice in connection with such Additional Investment. For purposes of this Section 4.05, “Pro Rata Share” shall mean the fraction expressed as a percentage determined by dividing (x) the aggregate principal amount of Purchased Notes (or shares of Class A Common Stock issued upon conversion of Purchased Notes) held by the Purchaser and its Permitted Purchaser Transferees, collectively, as of the time of determination by (y) the aggregate principal amount of Notes (including Purchased Notes) (or shares of Class A Common Stock issued upon conversion of Notes (including Purchased Notes)) held by the Purchaser and its Permitted Purchaser Transferees and the Seller and its Affiliates, collectively, as of the time of determination.

Section 4.06.    Voting Arrangements.

(a)    From and after the date hereof and so long as the Purchaser and/or any of its Affiliates owns or holds any shares of Company Common Stock or any other securities of the Company that are permitted or entitled by their terms to any voting rights (collectively, “Voting Securities”), the Purchaser and such Affiliates shall, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company or in any action by written consent (whether unanimous or non-unanimous) of the stockholders of the Company, or in any other circumstances upon which a vote, consent or other approval of the stockholders of the Company is sought, (i) when any such meeting is held, appear at such meeting or otherwise cause all such applicable Voting Securities to be counted as present thereat for purposes of establishing a quorum solely in the manner, and to the extent, as instructed in writing by the Seller with respect thereto (and if the Seller does not provide such instruction then the Purchaser and its Affiliates shall not appear at such meeting or cause such Voting Securities to be so counted) (ii) vote or cause to be voted for or against (or validly execute and return and cause such consent to be granted with respect to), or withhold or abstain its vote in respect of, all such applicable Voting Securities with respect to any matters presented to the stockholders of the Company for their vote, consent or other approval solely in the manner, and to the extent, as instructed in writing by the Seller (and if the Seller does not provide such instruction then the Purchaser and its Affiliates shall not vote or cause to be voted such Voting Securities or execute any such consent with respect to such matters).

(b)    Except as otherwise expressly permitted by this Agreement, the Purchaser agrees that, at all times commencing on the date hereof until the termination of this Agreement in accordance with Section 2.03, the Purchaser and each of its Affiliates shall not deposit, or permit the deposit of, any Voting Securities held by the Purchaser or its Affiliates in a voting trust, grant any proxy or power of attorney in respect of such Voting Securities, or enter into any contract, voting agreement or similar arrangement, commitment or understanding with respect to such Voting Securities in violation of this Agreement, that is otherwise inconsistent with its obligations pursuant to this Agreement or that would prevent it from performing its obligations pursuant to this Agreement.

Section 4.07.    Litigation. The Purchaser hereby agrees not to commence, join in, facilitate, assist or encourage, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Seller or its Affiliates, any Purchaser Designee (as defined in the Investment Agreement) or the Company or any of their respective successors (a) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or (b) alleging a breach of any fiduciary duty of any Person in connection with the evaluation, negotiation or entry into the Investment Agreement.

Section 4.08.    Other Matters.

(a)    The Purchaser expressly acknowledges and agrees that it may receive information concerning Company that may constitute material non-public information under applicable federal and state securities laws and further acknowledges and agrees that it is aware that the United States securities laws generally restrict any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

(b)    The Purchaser shall promptly, and in any event within two (2) Business Days, following receipt of an applicable written request (which may be in the form of an email) from the Seller or its Affiliates, identify the number and type of Company securities (whether Company Common Stock or other securities that are convertible into, or exchangeable or exercisable for, Company Common Stock) directly or indirectly Beneficially Owned by the Purchaser. Subject to the provisions of Section 4.03, if any of the Seller’s or the Purchaser’s sales of Company Common Stock pursuant to Rule 144 would be subject to aggregation, then the Seller or the Purchaser, as applicable, shall promptly notify the other party hereto (i) when it has commenced a measurement period for purposes of the Rule 144 group volume limit in connection with a sale that is subject to such limit and (ii) what the volume limit for that measurement period will be, determined as of its commencement; and, subject to Section 4.03, Seller and its Affiliates, on the one hand, and Purchaser’s Affiliates who do not hold any economic interest in Purchased Notes (or shares of Class A Common Stock issued upon conversion of Purchased Notes), on the other hand, shall be entitled to effect sales of Company securities (whether Company Common Stock or other securities that are convertible into, or exchangeable or exercisable for, Company Common Stock) that are subject to the Rule 144 group volume limit pro rata during the applicable measurement period based on its percentage ownership of Company Common Stock Beneficially Owned by the Seller and its Affiliates, on the one hand, and the Purchaser (for the avoidance of doubt, excluding its Affiliates), on the other hand, at the start of such measurement period; provided, that the provisions of this sentence shall not apply to any transfer of Company securities (whether Company Common Stock or other securities that are convertible into, or exchangeable or exercisable for, Company Common Stock) (x) in an offering registered under the Securities Act and/or (y) not subject to volume limitation under Rule 144.

(c)    The Purchaser agrees that if the Conversion Rate (as defined in the Indenture) is adjusted pursuant to the proviso to the definition of Conversion Rate in the Indenture, then at any time prior to September 14, 2021, upon a written request from the Seller, it shall promptly deliver to the Seller a statement setting forth the amount of all cash paid to or received by the Purchaser and its Affiliates in connection with a transfer of Notes or Class A Common Stock issued upon conversion thereof to any Person (other than to any of the Purchaser’s Affiliates).

ARTICLE V

MISCELLANEOUS

Section 5.01.    Survival of Representations and Warranties. All covenants and agreements contained herein, other than those which by their terms apply in whole or in part after the Closing (which shall survive the Closing), shall terminate as of the Closing; provided, that nothing herein shall relieve any party of liability for any breach of such covenant or agreement before it terminated. The representations and warranties contained in Section 3.01 and Section 3.02 shall survive the Closing until expiration of the applicable statute of limitations; provided, that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration.

Section 5.02.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by overnight courier or sent via email (with non-automated receipt confirmed) as follows:

(a)	If to the Seller, to:

c/o Silver Lake

2775 Sand Hill Road, Suite 100

Menlo Park, CA 94025

Attention: Karen King

Email: Karen.King@SilverLake.com

and:

c/o Silver Lake

9 West 57th Street, 32nd Floor

New York, NY 10019

Attention: Andrew J. Schader

Email: Andy.Schader@SilverLake.com

With a copy (which shall not constitute actual or constructive notice) to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, CA 94304

Attention:	Atif Azher
Kenneth B. Wallach
Daniel N. Webb

Email:	AAzher@stblaw.com
KWallach@stblaw.com
DWebb@stblaw.com

(b)	If to the Purchaser, to:

GIC Private Equity

280 Park Avenue, 9th Floor

New York, New York 10017

Attention:	Geraldine Lor
John Lee
Email:	geraldinelor@gic.com
Johnlee@gic.com

With a copy (which shall not constitute actual or constructive notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention: Isabel Dische

Email: Isabel.dische@ropesgray.com

or to such other address or addresses as shall be designated in writing. All notices shall be deemed effective (a) when delivered personally (with written confirmation of delivery, whether electronic or otherwise), (b) when sent by email (with written confirmation of receipt, by other than automatic means, whether electronic or otherwise) or (c) one (1) Business Day following the day sent by overnight courier.

Section 5.03.    Entire Agreement; Third Party Beneficiaries; Amendment. This Agreement (including all Exhibits, Schedules and Annexes hereto), together with the agreements contemplated or referenced herein, set forth the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and is not intended to and shall not confer upon any person other than the parties hereto, their successors and permitted assigns any rights or remedies hereunder, provided, that Section 5.11 shall be for the benefit of and fully enforceable by each of the Specified Persons. Any provision of this Agreement may be amended or modified in whole or in part at any time by an agreement in writing between the parties hereto executed in the same manner as this Agreement. No failure on the part of any party to exercise, and no delay in exercising, any right shall operate as a waiver thereof nor shall any single or partial exercise by any party of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 5.04.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute any original, but all of which together shall constitute one and the same document. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document will have the same effect as physical delivery of the paper document bearing the original signature.

Section 5.05.    Public Announcements. No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by the Purchaser or its Affiliates without the prior written approval of the Seller, unless required by law (based on the advice of counsel) in which case the Seller shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication. Notwithstanding the foregoing, the Purchaser and its Affiliates shall not be restricted from communicating with their respective investors and potential investors in connection with marketing, informational or reporting activities; provided, that the recipient of such information is subject to a customary obligation to keep such information confidential. The Seller may issue or make one or more press releases or public announcements (in which case the

Purchaser shall have the right to review and reasonably comment on such press release, announcement or communication prior to issuance, distribution or publication) and may file this Agreement with the SEC and may provide information about the subject matter of this Agreement in connection with equity or debt issuances, share repurchases, or marketing, informational or reporting activities.

Section 5.06.    Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the Seller’s successors and assigns and Purchaser’s successors and assigns, and no other person; provided, that neither the Seller nor the Purchaser may assign its respective rights or delegate its respective obligations under this Agreement, whether by operation of law or otherwise, and any assignment by the Company or the Purchaser in contravention hereof shall be null and void; provided, that (i) following the Closing, the Purchaser may assign all of its rights and obligations under this Agreement or any portion thereof to one or more Permitted Purchaser Transferees who execute and deliver (a) to the Seller a Joinder and (b) to the Seller and the Company a joinder to the Investment Agreement substantially in the form of the Investment Agreement Joinder mutatis mutandis, and such Affiliate shall be deemed the Purchaser hereunder and shall have all of the rights and be subject to all of the obligations of the Purchaser or any portion thereof (as set forth in the Joinder); provided, that no such assignment will relieve the Purchaser of its obligations hereunder and (ii) the Seller may assign all of its rights and obligations under this Agreement or any portion thereof to one or more Affiliates, and such Affiliate shall be deemed the Seller hereunder and shall have all of the rights and be subject to all of the obligations of the Seller or any portion thereof; provided, that no such assignment will relieve the Seller of its obligations hereunder.

Section 5.07.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, solely if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 5.07(a), (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each of the parties hereby agrees that service of any process, summons, notice or document by U.S. registered mail to the respective addresses set forth in Section 5.02 shall be effective service of process for any suit or proceeding in connection with this Agreement or the transactions contemplated hereby.

(b)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 5.07.

Section 5.08.    Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement shall remain in full force and effect provided that the economic and legal substance of, any of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purpose hereof. To the extent permitted by law, the parties hereby to the same extent waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

Section 5.09.    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each party agrees that in the event of any breach or threatened breach by any other party of any covenant or obligation contained in this Agreement, the non-breaching party shall be entitled (in addition to any other remedy that may be available to it, whether in law or equity) to obtain (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach. Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.10.    Headings. The headings of Articles and Sections contained in this Agreement are for reference purposes only and are not part of this Agreement.

Section 5.11.    Non-Recourse. This Agreement may only be enforced against, and any action, claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against the entities that are expressly named as parties hereto and their respective successors and assigns (including any Person that executes and delivers a Joinder). Except as set forth in the immediately preceding sentence, no past, present or future director, officer, employee, incorporator, member, partners (general or limited), stockholder, controlling person, Affiliate, agent, attorney, advisor or representative of any party hereto, or any past, present or future director, officer, employee, incorporator, member, partners (general or limited), stockholder, controlling person, Affiliate, agent, attorney, advisor or representative of the foregoing (collectively, the “Specified Persons”) shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

Section 5.12. Confidentiality.

(a)    The terms of this Agreement shall be confidential and the Purchaser shall not disclose to any other Person any of the terms of this Agreement, the Investment Agreement or confidential information about the Company, other than (i) to its Affiliates and any of their respective officers, employees, directors and advisers, in each case, to the extent such disclosure reasonably relates to the administration of the investment represented by the Purchased Notes and who are informed that such information is subject to the provisions of this Section 5.12 and who enter into are otherwise subject to confidentiality arrangements with the Purchaser and (ii) to the extent required by applicable law, regulation or legal process.

(b)    The Seller confirms that, notwithstanding anything in the Investment Agreement to the contrary, none of the obligations under this Agreement shall require the Purchaser to initiate or participate in any legal action in connection with the transactions contemplated by this Agreement and the Investment Agreement and the decision to initiate or participate in such legal action shall be in the Purchaser’s sole discretion.

(c)    The Purchaser represents to the Seller that it is prohibited by applicable operating policies from disclosing financial or other confidential information regarding the Purchaser or its Affiliates to the Seller or any other Person. Accordingly, notwithstanding anything in the Investment Agreement or this Agreement to the contrary, the Seller agrees and acknowledges that the Purchaser will not be required to deliver any such financial or other confidential information to the Seller; provided, that none of the Seller or any of its Affiliates shall have any obligation or liability to the Purchaser or any of its Affiliates arising out of or due to the fact that the Purchaser does not deliver such information.

(d)    Neither the Seller nor any of its Affiliates shall, without the prior written consent of the Purchaser, disclose, use or mention in any offering document, press release, published notice or other publication referring to the Purchaser’s investment in the Company, whether orally or in writing, the name of the Purchaser or any of its Affiliates; provided, that nothing in this Section 5.12(d) shall prevent the Seller or its Affiliates from disclosing that the Purchaser is a securityholder in the Company, and the size of the Purchaser’s investment in the Company, to its Affiliates and their respective advisors or to auditors and bankers of the Seller and its Affiliates, or where otherwise required to do so by applicable law (including federal securities laws and the rules and regulations of any applicable stock exchange), regulation, policy or legal process or in connection with investment activities of the Seller and its Affiliates (e.g., to satisfy a counterparty’s anti-money laundering requirements); provided, further, that the Purchaser’s investment in the Company may be disclosed in the ordinary course of business to the investors or the potential investors of the Seller or its Affiliates.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

SILVER LAKE ALPINE, L.P.

By:	Silver Lake Alpine Associates, L.P., its general partner

By:	SLAA (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:	/s/ Lee Wittlinger
Name: Lee Wittlinger
Title: Managing Director

[Signature Page to Note Purchase Agreement]

SARGAS INVESTMENT PTE. LTD.

By:	/s/ Daphne Tong
	Name:	Daphne Tong
	Title:	Authorized Signatory

[Signature Page to Note Purchase Agreement]

SCHEDULE 1

Purchased Notes	Purchased Notes Principal Amount
2.95% Convertible Notes due 2024	$150,000,000

SCHEDULE 2

WIRE INSTRUCTIONS

EXHIBIT A

FORM OF ASSIGNMENT AND JOINDER AGREEMENT

Silver Lake Alpine, L.P., a Delaware limited partnership (the “Seller”), and Sargas Investment Pte. Ltd., a Singapore private company limited by shares (the “Purchaser”), are hereby executing and delivering this Assignment and Joinder Agreement (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of September 14, 2018, in connection with (i) that certain Investment Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Investment Agreement”), by and among AMC Entertainment Holdings, Inc., a Delaware corporation (the “Company”), the Seller and any other Persons who become a party thereto in accordance with the terms thereof and (ii) that certain Purchase Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Purchase Agreement”), by and among the Seller and the Purchaser. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Purchase Agreement.

By executing and delivering this Agreement, effective as of and contingent upon the Closing, (a) the Seller hereby transfers and assigns to the Purchaser, and the Purchaser hereby accepts and assumes from the Seller, all of the Seller’s rights and obligations under Article V of the Investment Agreement as a holder of Registrable Securities solely with respect to the Purchased Notes that are being transferred to the Purchaser at the Closing and (b) the Purchaser hereby adopts and approves the Investment Agreement and agrees, effective commencing on the date hereof, to be bound by, have rights under, and comply with, solely the following sections of the Investment Agreement as applicable to the Purchaser thereunder in the same manner as if the undersigned were an original signatory to the Investment Agreement, subject to the restrictions set forth in the Purchase Agreement, including Section 4.04 of the Purchase Agreement:

1.	Article I (Definitions);

2.	Section 4.02 (Restricted Period);

3.	Section 4.04 (Securities Laws);

4.	Section 4.05 (Lost, Stolen, Destroyed or Mutilated Securities);

5.	Section 4.06 (Antitrust Approval);

6.	Section 4.10 (Certain Tax Matters);

7.	Section 4.14 (Transfers of SL Securities that are Global Securities); and

8.	Article V (Registration Rights).

If (a) the Investment Agreement is terminated in accordance with its terms prior to the Investment Closing or (b) the Purchase Agreement is terminated in accordance with its terms prior to the Closing, this Agreement shall automatically terminate and be of no further force and effect, and each of the parties hereto shall be relieved of its duties and obligations arising under this Agreement after the date of such termination.

Any provision of this Agreement may be amended or modified in whole or in part at any time solely by an agreement in writing between the Seller and the Purchaser.

Each of the parties hereto hereby acknowledges and agrees that Sections 6.02, 6.07, 6.08 and 6.12 of the Investment Agreement are incorporated herein by reference, mutatis mutandis; provided, that, notwithstanding anything herein to the contrary, this Agreement shall be for the benefit of and fully enforceable by the Company.

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IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto or by their respective duly authorized officers, all as of the date first above written.

SILVER LAKE ALPINE, L.P.

By:	Silver Lake Alpine Associates, L.P., its general partner

By:	SLAA (GP), L.L.C., its general partner

By:	Silver Lake Group, L.L.C., its managing member

By:
Name: Lee Wittlinger
Title: Managing Director

[Signature Page to Assignment and Joinder Agreement]

SARGAS INVESTMENT PTE. LTD.

By:
Name:
Title:

[Signature Page to Assignment and Joinder Agreement]

EXHIBIT B

FORM OF JOINDER TO NOTE PURCHASE AGREEMENT

The undersigned is executing and delivering this Joinder pursuant to that certain Note Purchase Agreement, dated as of September 14, 2018 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Purchase Agreement”), by and among Silver Lake Alpine, L.P., a Delaware limited partnership, Sargas Investment Pte. Ltd., a Singapore private company limited by shares, and any other Persons who become a party thereto in accordance with the terms thereof. Capitalized terms used but not defined in this Joinder shall have the respective meanings ascribed to such terms in the Purchase Agreement.

By executing and delivering this Joinder to the Purchase Agreement, the undersigned hereby adopts and approves the Purchase Agreement and agrees, effective commencing on the date hereof, to become a party to, and to be bound by and comply with the provisions of, the Purchase Agreement applicable to the Purchaser in the same manner as if the undersigned were an original Purchaser signatory to the Purchase Agreement.

The undersigned acknowledges and agrees that Sections 5.02, 5.03, 5.04, 5.06, 5.07, 5.08 and 5.10 of the Purchase Agreement are incorporated herein by reference, mutatis mutandis.

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